April 30, 2023

HIRE RUNNER CO

Form C-AR

This Form C-AR (including the cover page and all exhibits attached hereto, the “Form C-AR”) is being furnished by Hire Runner Co, a Delaware corporation (the “Company,” as well as references to “we,” “us,” or “our”) for the sole purpose of providing certain information about the Company as required by the Securities and Exchange Commission (“SEC”).

No federal or state securities commission or regulatory authority has passed upon the accuracy or adequacy of this document. The U.S. Securities and Exchange Commission does not pass upon the accuracy or completeness of any disclosure document or literature. The Company is filing this Form C-AR pursuant to Regulation CF (§ 227.100 et seq.) which requires that it must file a report with the Commission annually and post the report on its website at https://www.hirerunner.co no later than 120 days after the end of each fiscal year covered by the report. The Company may terminate its reporting obligations in the future in accordance with Rule 202(b) of Regulation CF (§ 227.202(b)) by (1) being required to file reports under Section 13(a) or Section 15(d) of the Exchange Act of 1934, as amended, (2) filing at least one annual report pursuant to Regulation CF and having fewer than 300 holders of record, (3) filing annual reports for three years pursuant to Regulation CF and having assets equal to or less than $10,000,000, (4) the repurchase of all the securities sold pursuant to Regulation CF by the Company or another party, or (5) the liquidation or dissolution of the Company.

The date of this Form C-AR is April 30, 2023.

ABOUT THIS FORM C-AR

You should rely only on the information contained in this Form C-AR. We have not authorized anyone to provide any information or make any representations other than those contained in this Form C-AR. The information contained in this Form C-AR and any documents incorporated by reference herein is accurate only as of the date of those respective documents, regardless of the time of delivery of this Form C-AR.

Statements contained herein as to the content of any agreements or other documents are summaries and, therefore, are necessarily selective and incomplete and are qualified in their entirety by the actual agreements or other documents.

CAUTIONARY NOTE CONCERNING FORWARD-LOOKING STATEMENTS

This Form C-AR and any documents incorporated by reference herein contain forward-looking statements and are subject to risks and uncertainties. All statements other than statements of historical fact or relating to present facts or current conditions included in this Form C-AR are forward-looking statements. Forward-looking statements give our current reasonable expectations and projections regarding our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,” “should,” “can have,” “likely,” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events.

The forward-looking statements contained in this Form C-AR and any documents incorporated by reference herein are based on reasonable assumptions we have made in light of our industry experience, perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances. As you read and consider this Form C-AR, you should understand that these statements are not guarantees of performance or results. Although we believe that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual operating and financial performance and cause our performance to differ materially from the performance anticipated in the forward-looking statements. Should one or more of these risks or uncertainties materialize, or should any of these assumptions prove incorrect or change, our actual operating and financial performance may vary in material respects from the performance projected in these forward-looking statements.

Investors are cautioned not to place undue reliance on these forward-looking statements. Any forward-looking statements made in this Form C-AR or any documents incorporated by reference herein is accurate only as of the date of those respective documents. Except as required by law, we undertake no obligation to publicly update any forward-looking statements for any reason after the date of this Form C-AR or to conform these statements to actual results or to changes in our expectations.

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SUMMARY

The following summary highlights information contained elsewhere or incorporated by reference in this Form C-AR. This summary may not contain all of the information that may be important to you. You should read this entire Form C-AR carefully, including the matters discussed under the section titled “Risk Factors.”

The Company

Hire Runner Co, which was incorporated in the State of Delaware as a corporation on March 15, 2022, is an operations talent and recruiting service for businesses.

The Company is located at 6121 Sunset Blvd Los Angeles, California 90028.

The Company’s website is https://www.hirerunner.co.

The Company conducts business in the State of California and sells its services through the internet throughout the United States.

RISK FACTORS

In addition to the risks specified below, the Company is subject to same risks that all companies in its business, and all companies in the economy, are exposed to. These include risks relating to economic downturns, political and economic events and technological developments (such as hacking and the ability to prevent hacking). Additionally, early-stage companies are inherently riskier than more developed companies.

Risks Related to the Company’s Business and Industry

Our business could be adversely affected if we are unable to protect our proprietary technology or if someone claims that we are infringing on their proprietary technology.

Our success depends, in part, upon our proprietary methodologies and other intellectual property rights. There can be no assurance that the steps taken by us to protect our proprietary information will be adequate to deter misappropriation of our proprietary information or that we will be able to detect unauthorized use and take appropriate steps to enforce our intellectual property rights. In addition, although we believe that our services do not infringe on the intellectual property rights of others, there can be no assurance that such a claim will not be asserted against us in the future, or that if asserted any such claim will be successfully defended. A successful claim against us could materially and adversely affect our business, financial condition and results of operations. Further, these lawsuits could be expensive, take significant time and divert management’s attention from other business concerns.

Interruptions to or failure of our Hire Runner App or other information processing systems may disrupt our business and our sales may suffer.

We are dependent on our information processing systems to timely process client requests and manage our Runners. Interruptions to or failure of our Hire Runner App (the “App”) or other information processing systems may be costly to fix and may damage our relationships with our clients and our operational talent in the categories of human resources, operations, consulting, executive assistance (such talent, “Runners”), and cause us to lose clients and distributors. If we are unable to fix problems with our app or other information processing systems in a timely manner our sales may suffer. Although we plan to allocate significant resources to expanding our systems and infrastructure, there is no guarantee that such systems and infrastructure could prove to be insufficient unless further improved and expanded, especially if we experience a large increase in business.

The failure to recruit, maintain and motivate a large base of productive Runners could limit our ability to generate revenues.

We are an employment recruitment service. To derive revenues, we will have to recruit and engage operational talent. We cannot assure you that we will be successful in recruiting and retaining productive talent, particularly since organizations in many different industries have experienced high turnover rates of employees. Typically, Runners can terminate their relationship with the Company at any time. In recruiting and keeping Runners, we will be subject to significant competition from other organizations, both inside and outside the tech startup industry. Our ability to attract and retain Runners will be dependent on the attractiveness of our compensation plan, our client mix, and the support we offers to our Runners. Adverse publicity concerning tech startups and public perception of recruitment services generally could negatively affect our ability to attract, motivate and retain Runners.

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Adverse publicity associated with the Company’s clients or recruiting program, or those of similar companies, could harm the Company’s financial condition and operating results.

Adverse publicity concerning any actual or purported failure of the Company, its employees or its clients to comply with applicable laws and regulations, engage in good employment practices, or effectively manage the client/Runner matching process, or any other aspect of its business, whether or not resulting in enforcement actions or the imposition of penalties, could have an adverse effect on the goodwill of the Company and could negatively affect its ability to attract clients, or attract, motivate and retain Runners, which would negatively impact its ability to generate revenue. We cannot ensure that all clients or employees will comply with applicable legal requirements or engage in good employment practices.

A global economic downturn could result in a reduced demand for our services and increased volatility in our revenues.

Uncertainty about current and future economic conditions may cause our clients to reign in their spending generally, the impact of which may be that they stop or delay their Runner engagements. If these general economic conditions persist or continue to worsen, our future operating results could be adversely affected, particularly relative to our current expectations. In addition, reduced consumer spending may drive us and our competitors to offer services at promotional prices, which would have a negative impact on gross profit. A continued softening in consumer sales may adversely affect our clients’ industries, businesses and results of operations, as well as our own. Consequently, demand for our services could be materially different from expectations, which could negatively affect our results of operations and cause our revenues to decline.

In addition, financial market volatility or credit market disruptions may limit our access to capital and may also negatively affect our clients’ ability to obtain credit to finance their businesses on acceptable terms. As a result, our clients’ needs and ability to purchase our services may decrease. Any inability of clients to pay us for our services may adversely affect our operations and cash flow.

Liability for inaccurate information or misuse of information could adversely impact our financial condition and operations.

Under general legal concepts and, in some instances, by specific state and federal statute, the Company could be held liable to our clients and/or to its employees for inaccurate information or misuse of the information derived from its employee screening vendors. Runner maintains internal policies designed to help ensure that background information it retrieves on its employees is accurate, but a failure to comply with those policies may result in inaccurate employee background information or the misuse of such information. Uninsured losses from such claims could adversely impact the operations and financial condition of the Company.

We may not be able to obtain or maintain sufficient insurance on commercially reasonable terms or with adequate coverage against potential liabilities in order to protect ourselves against liability or workers compensation claims.

Our business exposes us to potential liability and workers compensation risks that are inherent in the employment staffing service industry. We may become subject to liability claims resulting from the use of our services. In addition, liability insurance is becoming increasingly expensive. Being unable to obtain or maintain liability insurance in the future on acceptable terms or with adequate coverage against potential liabilities could have a material adverse effect on our business.

We have a limited operating history upon which you can evaluate our performance, and accordingly, our prospects must be considered in light of the risks that any new company encounters.

The Company is still in an early phase and we are just beginning to implement our business plan. There can be no assurance that we will ever operate profitably. The likelihood of our success should be considered in light of the problems, expenses, difficulties, complications and delays usually encountered by early stage companies. The Company may not be successful in attaining the objectives necessary for it to overcome these risks and uncertainties.

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Global crises such as COVID-19 can have a significant effect on our business operations and revenue projections.

With the economic impact of COVID-19 potentially continuing throughout 2022 and into the future, the Company’s revenue may be adversely affected.

The amount of capital the Company is attempting to raise in this Offering may not be enough to sustain the Company’s current business plan.

In order to achieve the Company’s near and long-term goals, the Company may need to procure funds in addition to the amount raised in the Offering. There is no guarantee the Company will be able to raise such funds on acceptable terms or at all. If we are not able to raise sufficient capital in the future, we may not be able to execute our business plan, our continued operations will be in jeopardy and we may be forced to cease operations and sell or otherwise transfer all or substantially all of our remaining assets, which could cause an Investor to lose all or a portion of their investment.

We may face potential difficulties in obtaining capital.

We may have difficulty raising needed capital in the future as a result of, among other factors, our lack of revenues from sales, as well as the inherent business risks associated with our Company and present and future market conditions. We will require additional funds to execute our business strategy and conduct our operations. If adequate funds are unavailable, we may be required to delay, reduce the scope of or eliminate one or more of our research, development or commercialization programs, service launches or marketing efforts, any of which may materially harm our business, financial condition and results of operations.

We may implement new lines of business or offer new products and services within existing lines of business.

As an early-stage company, we may implement new lines of business at any time. There are substantial risks and uncertainties associated with these efforts, particularly in instances where the markets are not fully developed. In developing and marketing new lines of business and/or new products and services, we may invest significant time and resources. Initial timetables for the introduction and development of new lines of business and/or new products or services may not be achieved, and price and profitability targets may not prove feasible. We may not be successful in introducing new products and services in response to industry trends or developments in technology, or those new products may not achieve market acceptance. As a result, we could lose business, be forced to price products and services on less advantageous terms to retain or attract clients or be subject to cost increases. As a result, our business, financial condition or results of operations may be adversely affected.

We rely on various intellectual property rights, including trademarks, in order to operate our business.

The Company relies on certain intellectual property rights to operate its business. The Company’s intellectual property rights may not be sufficiently broad or otherwise may not provide us a significant competitive advantage. In addition, the steps that we have taken or will take to maintain and protect our intellectual property may not prevent it from being challenged, invalidated, circumvented or designed-around, particularly in countries where intellectual property rights are not highly developed or protected. In some circumstances, enforcement may not be available to us because an infringer has a dominant intellectual property position or for other business reasons, or countries may require compulsory licensing of our intellectual property. Our failure to obtain or maintain intellectual property rights that convey competitive advantage, adequately protect our intellectual property or detect or prevent circumvention or unauthorized use of such property, could adversely impact our competitive position and results of operations. We also rely on nondisclosure and noncompetition agreements with employees, consultants and other parties to protect, in part, trade secrets and other proprietary rights. There can be no assurance that these agreements will adequately protect our trade secrets and other proprietary rights and will not be breached, that we will have adequate remedies for any breach, that others will not independently develop substantially equivalent proprietary information or that third parties will not otherwise gain access to our trade secrets or other proprietary rights. As we expand our business, protecting our intellectual property will become increasingly important. The protective steps we have taken may be inadequate to deter our competitors from using our proprietary information. In order to protect or enforce our patent rights, we may be required to initiate litigation against third parties, such as infringement lawsuits. Also, these third parties may assert claims against us with or without provocation. These lawsuits could be expensive, take significant time and could divert management’s attention from other business concerns. The law relating to the scope and validity of claims in the technology field in which we operate is still evolving and, consequently, intellectual property positions in our industry are generally uncertain. We cannot assure you that we will prevail in any of these potential suits or that the damages or other remedies awarded, if any, would be commercially valuable.

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The Company’s success depends on the experience and skill of its executive officers and key employees.

We are dependent on our executive officers and key employees. These persons may not devote their full time and attention to the matters of the Company. The loss of our executive officers and key employees could harm the Company’s business, financial condition, cash flow and results of operations.

Although dependent on certain key personnel, the Company does not have any key person life insurance policies on any such people.

We are dependent on certain key personnel in order to conduct our operations and execute our business plan, however, the Company has not purchased any insurance policies with respect to those individuals in the event of their death or disability. Therefore, if any of these personnel die or become disabled, the Company will not receive any compensation to assist with such person’s absence. The loss of such person could negatively affect the Company and our operations. We have no way to guarantee key personnel will stay with the Company, as many states do not enforce non-competition agreements, and therefore acquiring key man insurance will not ameliorate all of the risk of relying on key personnel.

Damage to our reputation could negatively impact our business, financial condition and results of operations.

Our reputation and the quality of our brand are critical to our business and success in existing markets, and will be critical to our success as we enter new markets. Any incident that erodes consumer loyalty for our brand could significantly reduce its value and damage our business. We may be adversely affected by any negative publicity, regardless of its accuracy. Also, there has been a marked increase in the use of social media platforms and similar devices, including blogs, social media websites and other forms of internet-based communications that provide individuals with access to a broad audience of consumers and other interested persons. The availability of information on social media platforms is virtually immediate as is its impact. Information posted may be adverse to our interests or may be inaccurate, each of which may harm our performance, prospects or business. The harm may be immediate and may disseminate rapidly and broadly, without affording us an opportunity for redress or correction.

Our business could be negatively impacted by cyber security threats, attacks and other disruptions.

We continue to face advanced and persistent attacks on our information infrastructure where we manage and store various proprietary information and sensitive/confidential data relating to our operations. These attacks may include sophisticated malware (viruses, worms, and other malicious software programs) and phishing emails that attack our services or otherwise exploit any security vulnerabilities. These intrusions sometimes may be zero-day malware that are difficult to identify because they are not included in the signature set of commercially available antivirus scanning programs. Experienced computer programmers and hackers may be able to penetrate our network security and misappropriate or compromise our confidential information or that of our clients or other third-parties, create system disruptions, or cause shutdowns. Additionally, sophisticated software and applications that we produce or procure from third-parties may contain defects in design or manufacture, including “bugs” and other problems that could unexpectedly interfere with the operation of the information infrastructure. A disruption, infiltration or failure of our information infrastructure systems or any of our data centers as a result of software or hardware malfunctions, computer viruses, cyber-attacks, employee theft or misuse, power disruptions, natural disasters or accidents could cause breaches of data security, loss of critical data and performance delays, which in turn could adversely affect our business.

Security breaches of confidential client information or confidential employee information may adversely affect our business.

Our business requires the collection, transmission and retention of personally identifiable information, in various information technology systems that we maintain and in those maintained by third parties with whom we contract to provide services. The integrity and protection of that data is critical to us. The information, security and privacy requirements imposed by governmental regulation are increasingly demanding. Our systems may not be able to satisfy these changing requirements and client and employee expectations, or may require significant additional investments or time in order to do so. A breach in the security of our information technology systems or those of our service providers could lead to an interruption in the operation of our systems, resulting in operational inefficiencies and a loss of profits. Additionally, a significant theft, loss or misappropriation of, or access to, clients’ or other proprietary data or other breach of our information technology systems could result in fines, legal claims or proceedings.

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The use of individually identifiable data by our business, our business associates and third parties is regulated at the state, federal and international levels.

The regulation of individual data is changing rapidly, and in unpredictable ways. A change in regulation could adversely affect our business, including causing our business model to no longer be viable. Costs associated with information security – such as investment in technology, the costs of compliance with consumer protection laws and costs resulting from consumer fraud – could cause our business and results of operations to suffer materially. Additionally, the success of our online operations depends upon the secure transmission of confidential information over public networks, including the use of cashless payments. The intentional or negligent actions of employees, business associates or third parties may undermine our security measures. As a result, unauthorized parties may obtain access to our data systems and misappropriate confidential data. There can be no assurance that advances in computer capabilities, new discoveries in the field of cryptography or other developments will prevent the compromise of our client transaction processing capabilities and personal data. If any such compromise of our security or the security of information residing with our business associates or third parties were to occur, it could have a material adverse effect on our reputation, operating results and financial condition. Any compromise of our data security may materially increase the costs we incur to protect against such breaches and could subject us to additional legal risk.

The Company is not subject to Sarbanes-Oxley regulations and may lack the financial controls and procedures of public companies.

The Company may not have the internal control infrastructure that would meet the standards of a public company, including the requirements of the Sarbanes Oxley Act of 2002. As a privately-held (non-public) Company, the Company is currently not subject to the Sarbanes Oxley Act of 2002, and its financial and disclosure controls and procedures reflect its status as a development stage, non-public company. There can be no guarantee that there are no significant deficiencies or material weaknesses in the quality of the Company’s financial and disclosure controls and procedures. If it were necessary to implement such financial and disclosure controls and procedures, the cost to the Company of such compliance could be substantial and could have a material adverse effect on the Company’s results of operations.

We operate in a highly regulated environment, and if we are found to be in violation of any of the federal, state, or local laws or regulations applicable to us, our business could suffer.

We are also subject to a wide range of federal, state, and local laws and regulations, such as local licensing requirements, and debt collection, consumer protection, health and safety, creditor, wage-hour, anti-discrimination, whistleblower and other employment practices laws and regulations and we expect these costs to increase going forward. The violation of these or future requirements or laws and regulations could result in administrative, civil, or criminal sanctions against us, which may include fines, a cease and desist order against the subject operations or even revocation or suspension of our license to operate the subject business. As a result, we have incurred and will continue to incur capital and operating expenditures and other costs to comply with these requirements and laws and regulations.

IN ADDITION TO THE RISKS LISTED ABOVE, RISKS AND UNCERTAINTIES NOT PRESENTLY KNOWN, OR WHICH WE CONSIDER IMMATERIAL AS OF THE DATE OF THIS FORM C-AR, MAY ALSO HAVE AN ADVERSE EFFECT ON OUR BUSINESS.

BUSINESS

Description of the Business

The Company provides operational talent in the categories of human resources, operations, consulting, executive assistance (such talent, collectively “Runners”) to both startups and established businesses. By connecting operations talent with inclusive startups, the Company helps startup businesses add the people they need fractionally - when they need them, as they need them. The Company offers talent from specialist to generalists that meet our business clients’ evolving needs. The Company’s headquarters are in Los Angeles, California and we began operations in 2021.

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The Company aims to match clients with the best operational talent possible. Currently, the company selects ~10% of Runner applicants. Once selected, the Runners (entry-level, executive assistant, COO, HR lead, etc.) work with one or more growing, inclusive startups while curating their career with flexible scheduling & pay. After launching in September 2021, the Company has moved quickly to onboard and deploy Runners to a variety of clients and is managing supply and demand on both sides through their application and waitlist.

Business Plan

Services Model

Clients (employers/businesses) sign up with Runner, discuss their employment needs and are matched with Runners by the Company. The Runners apply through an online portal or through the App, are vetted through an interview process and are then matched with clients based on need. Companies have access to unlimited matches within an inclusive operational talent pool. The Company handles the interviewing, background checks, manages the entire payroll process and invoices the client for the matched talent’s time. The hourly wage for the Runner is paid by the client with pricing transparency. In addition to the Runner’s hourly wage, clients also pay a 10% booking fee and a 15% administration fee. On the talent side, prospective Runners apply to join the talent network and are interviewed to assess fit for current and future client projects. Runners are paid by the Company once they are booked and complete work with the client. After completing a successful booking, the Runners become W-2 employees of the Company.

Product/Business Roadmap

The Company intends to buildout the App and its online platform to optimize the matching experience and enable the Company to scale. The Company currently offers five categories of operational talent in the United States (human resources, operations, SME consultants, executive assistants and general (i.e., all things administrative and miscellaneous such as event staff, extra administrative support or any other support a client may require)). We may expand to provide talent and service clients outside of the United States or may expand beyond fulfilling operational talent needs to such niche categories like product managers. The Company intends to continue to focus on non-technical roles as a differentiator.

Company Financial & Business Development

The Company launched on September 15, 2021. We realized $64,000 in revenue in the first fifty days of our launch. We have 120 B2B pilot clients and 1200 Runner applicants. We ended 2022 with over 400 runners that had gone through the interview process and approved for work, an interested customer database with over 700 active leads and $1mil paid out in wages to runners via active matches. However, as of January 2023 we pivoted to a more automated talent marketplace. As of April 2023, we have 389 approved runners in the talent pool, 50 paid customer accounts and 829 accounts in a free trial.

The Company’s Products and/or Services

Product / Service	Description	Current Market
Employment recruiting	The company matches businesses to operational talent.	2200 potential Runners; small business and start-ups looking to grow, plus enterprise clients looking for a diverse, skilled and active talent pool for high-quality remote staffing.

Competition

Our key competitors include the internal hiring platforms of potential clients, as well as, other talent and freelance platforms such as Indeed, LinkedIn, Ziprecruiter, Instawork, The Mom Project, and Upwork. The provision of experienced talent is a highly competitive market and our services compete against similar services provided by many large and small companies, including well-known global competitors. In our assessment of the landscape, there is still a major gap when it comes to finding qualified operational talent when needed as there are many offerings focused on finding engineering talent. Our key differentiators include the ability to match operational talent with roles on-demand. Our clients can find matches for roles that are fractional or temp-to-hire. Further, Runner is specifically focused on non-technical talent in the startup ecosystem for inclusive companies.

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Customer Base

The Company’s customer base are inclusive startup and established companies looking to hire operational talent on a fractional or temp-to-hire basis.

Supply Chain

Though the Company does not sell products, we are reliant upon the App and our online portal to engage potential clients and operational talent. The App’s back-end infrastructure and the Company’s online portal is hosted and provided by Amazon Web Service and Google.

Intellectual Property

Application or Registration #	Title	Description	File Date	Grant Date	Country
97253197	Hire Runner	Service Mark	February 4, 2022	pending	United States

Governmental/Regulatory Approval and Compliance

The Company is subject to and affected by the laws and regulations of U.S. federal, state and local governmental authorities. These laws and regulations are subject to change.

Litigation

The Company is not subject to any current litigation or threatened litigation.

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DIRECTORS, OFFICERS, MANAGERS, AND KEY PERSONS

The directors, officers, managers, and key persons of the Company are listed below along with all positions and offices held at the Company and their principal occupation and employment responsibilities for the past three (3) years.

Directors

Name	Positions and Offices Held at the Company	Principal Occupation and Employment Responsibilities for the Last Three (3) Years	Education
Arlan Hamilton	Director, Chief Executive Officer (CEO)

● 2021 to present: Director, CEO, Hire Runner, responsible for brand development, product, team oversight, and fundraising.

● 2019 to present: President, ArlanWasHere LLC, responsible for creating content, developing and producing educational curriculum, and delivering keynotes.

● 9/15 to present: Founder, and Managing Partner, Backstage Capital, responsible for setting overall investment thesis, management of the team, and development of fund deal flow.

Diploma, Lake Highlands High School, 1999

Biographical Information

Arlan Hamilton is the founder and CEO of the Company where she provides management and leadership to the operations and human resources talent source for inclusive startups. Arlan is the founder and managing partner of Backstage Capital and author of “It’s About Damn Time,” published by Penguin Random House. Arlan is an accomplished speaker, podcast host, and influence with a strong following in the startup ecosystem and underestimated founders.

Officers

Name	Positions and Offices Held at the Company	Principal Occupation and Employment Responsibilities for the Last Three (3) Years	Education
Nicole Healy	Chief Strategy Officer	● 2/22 – 12/22: Chief Strategy Officer ● 7/20 – 2/22: Vice President, Business Development & Client Success ● 2/12– 7/20: Co-Founder & Vice President of Operations, VMA Media	● Criminology, Law & Society, University of California - Irvine, Attended 1999-2003

Biographical Information

Nicole Healy has ten (10) years in tech startup leadership, including in business development, client services and operations. Nicole attended the University of California – Irvine from 1999-2003 studying Criminology, Law & Society.

Indemnification

Indemnification is authorized by the Company to managers, officers or controlling persons acting in their professional capacity pursuant to Delaware law. Indemnification includes expenses such as attorney’s fees and, in certain circumstances, judgments, fines and settlement amounts actually paid or incurred in connection with actual or threatened actions, suits or proceedings involving such person, except in certain circumstances where a person is adjudged to be guilty of gross negligence or willful misconduct, unless a court of competent jurisdiction determines that such indemnification is fair and reasonable under the circumstances.

Employees

As of January 1, 2023, Hire Runner does not have any W2 employees. The company determined it necessary to pivot to a more automated marketplace model in late 2022. Nicole Healy is employed as a contractor.

Ownership

The table below lists the beneficial owners of twenty percent (20%) or more of the Company’s outstanding voting equity securities, calculated on the basis of voting power, the beneficial owners are listed along with the amount they own.

Name	Amount and Type or Class Held	Percentage Ownership
Arlan Hamilton	Common Stock	100%

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FINANCIAL INFORMATION

Please see the financial information listed on the cover page of this Form C-AR and attached hereto in addition to the following information. Financial statements are attached hereto as Exhibit A.

Operations

Hire Runner Co (the “Company”) was incorporated on March 15, 2022 under the laws of the State of Delaware, and is headquartered in Los Angeles, California. The Company originally was organized under the laws of the state of California on October 8, 2021 and was subsequently reincorporated under the laws of the state of Delaware on March 25, 2022. The name of the company was maintained as Hire Runner Co. In connection with the reincorporation of the Company in March 2022, as approved by the stockholders, the number of authorized shares of the Company’s common stock was maintained at one million (1,000,000) and each share of common stock was changed to assign a par value of $.00001.

Cash and Cash Equivalents

The Company considers short-term, highly liquid investment with original maturities of three months or less at the time of purchase to be cash equivalents. There were no cash equivalents as of December 31, 2022. Cash consists of funds held in the Company’s checking account.

As of March 31, 2023, the Company had an aggregate of $101,309 in cash and cash equivalents, leaving the Company with approximately three months of runway.

Liquidity and Capital Resources

The proceeds from the Offering are essential to our operations. We shall use the proceeds as set forth under the section titled “Use of Proceeds” in our Form C, which is an indispensable element of our business strategy.

Material Changes and Other Information

Trends and Uncertainties

Please see the financial statements attached as Exhibit A for subsequent events and applicable disclosures.

Previous Offerings of Securities

Other than the Regulation CF offering, we have made the following issuances of securities within the last three years:

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We have made the following issuances of securities within the last three years:

Security Type	Principal Amount of Securities Sold	Amount of Securities Issued	Use of Proceeds	Issue Date	Exemption from Registration Used or Public Offering
Common Stock	$750	750,000	N/A	Oct 18, 2021	Section 4(a)(2)
SAFE (Simple Agreement for Future Equity)	$2,178,635	N/A	N/A	From 11/18/2021 through 3/29/2022	Section 4(a)(2)

TRANSACTIONS WITH RELATED PERSONS AND CONFLICTS OF INTEREST

From time to time the Company may engage in transactions with related persons. Related persons are defined as any director or officer of the Company; any person who is the beneficial owner of twenty percent (20%) or more of the Company’s outstanding voting equity securities, calculated on the basis of voting power; any promoter of the Company; any immediate family member of any of the foregoing persons or an entity controlled by any such person or persons. Additionally, the Company will disclose here any transaction since the beginning of the issuer’s last fiscal year, or any currently proposed transaction, to which the issuer was or is to be a party and the amount involved exceeds five percent (5%) of the aggregate amount of capital raised by the issuer in reliance on section 4(a)(6), and the counter party is either (i) any director or officer of the issuer; (ii) any person who is, as of the most recent practicable date but no earlier than 120 days prior to the date the offering statement or report is filed, the beneficial owner of twenty percent (20%) or more of the issuer’s outstanding voting equity securities, calculated on the basis of voting power; (iii) if the issuer was incorporated or organized within the past three years, any promoter of the issuer; or (iv) any member of the family of any of the foregoing persons, which includes a child, stepchild, grandchild, parent, stepparent, grandparent, spouse or spousal equivalent, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and shall include adoptive relationships. The term spousal equivalent means a cohabitant occupying a relationship generally equivalent to that of a spouse.

The Company has conducted the following transactions with related persons: Arlanwashere LLC, a business and career education company started by Arlan Hamilton, the Company’s Chief Executive Officer and holder of 100% of the Company’s outstanding voting equity securities, is a client of the Company and has generated $3,450 in revenues for the Company beginning March 29, 2022 and carrying on to present. The Company also holds a receivable from Arlanwashere LLC in the amount of $63,487 related to deposits received into the Arlanwashere LLC account prior the setup of The Company’s own accounts. This amount is expected to be repaid in full during 2022. Arlanwashere LLC has also received $375,000 in allocation of shared marketing costs that benefitted the Company since the beginning of 2022.

Backstage Studio Inc, an investment platform and business incubation center started by Arlan Hamilton, the Company’s Chief Executive Officer and holder of 100% of the Company’s outstanding voting securities, is a client of the Company and has generated $10,024 in revenues from December 17, 2021 to present.

10

Restrictions on Transfer

Any securities sold pursuant to Regulation CF may not be transferred by any investor of such securities during the one-year holding period beginning when the securities were issued, unless such securities are transferred: (1) to the Company; (2) to an accredited investor, as defined by Rule 501(d) of Regulation D promulgated under the Securities Act; (3) as part of an initial public offering; or (4) to a member of the family of the investor or the equivalent, to a trust controlled by the investor, to a trust created for the benefit of a member of the family of the investor or the equivalent, or in connection with the death or divorce of the investor or other similar circumstances. “Member of the family” as used herein means a child, stepchild, grandchild, parent, stepparent, grandparent, spouse or spousal equivalent, sibling, mother/father/daughter/son/sister/brother-in-law, and includes adoptive relationships. Each investor should be aware that although the securities may legally be able to be transferred, there is no guarantee that another party will be willing to purchase them.

In addition to the foregoing restrictions, prior to making any transfer of the Securities or any capital stock into which they are convertible, such transferring Investor must either make such transfer pursuant to an effective registration statement filed with the SEC or provide the Company with an opinion of counsel reasonably satisfactory to the Company stating that a registration statement is not necessary to effect such transfer.

In addition, the Investor may not transfer the Securities or any capital stock into which they are convertible to any of the Company’s competitors, as determined by the Company in good faith.

Furthermore, upon the event of an IPO, the capital stock into which the Securities are converted will be subject to a lock-up period and may not be lent, offered, pledged, or sold for up to 180 days following such IPO.

11

SIGNATURE

Pursuant to the requirements of Sections 4(a)(6) and 4A of the Securities Act of 1933 and Regulation Crowdfunding (§ 227.100 et seq.), the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form C-AR and has duly caused this Form to be signed on its behalf by the duly authorized undersigned.

/s/Arlan Hamilton
(Signature)

Arlan Hamilton
(Name)

CEO
(Title)

Pursuant to the requirements of Sections 4(a)(6) and 4A of the Securities Act of 1933 and Regulation Crowdfunding (§ 227.100 et seq.), this Form C-AR has been signed by the following persons in the capacities and on the dates indicated.

/s/Arlan Hamilton
(Signature)

Arlan Hamilton
(Name)

CEO
(Title)

May 2, 2023
(Date)

Instructions.

1. The form shall be signed by the issuer, its principal executive officer or officers, its principal financial officer, its controller or principal accounting officer and at least a majority of the board of directors or persons performing similar functions.

2. The name of each person signing the form shall be typed or printed beneath the signature. Intentional misstatements or omissions of facts constitute federal criminal violations. See 18 U.S.C. 1001.

EXHIBIT A

Financial Statements

Hire Runner Co

Unaudited Financial Statements for the

Years Ending December 31, 2022 and 2021

HIRE RUNNER CO

BALANCE SHEET

As of December 31, 2022 and 2021

(Unaudited)

	2022	2021
ASSETS
Current Assets
Cash and cash equivalents	$0	$67,625
Accounts receivable	$86,359	$20,858
Prepaid expenses	$4,639	$0

Total Current Assets	$768,726	$174,333

Total Fixed Assets, net	$99,869	$29,400

Total Assets	$868,595	$162,320

LIABILITIES AND MEMBERS’ CAPITAL

Total Liabilities	$4,784,767	$87,237

MEMBERS’ CAPITAL

Retained Earnings (Accumulated Deficit)	$(388,817)	$(419,617)

Total Members’ Capital	$(4,346,504)	$(388,817)

Total Liabilities and Members’ Capital	$868,595	$(174,333)

HIRE RUNNER CO

STATEMENT OF OPERATIONS

For Years Ending December 31, 2022 and 2021

(Unaudited)

	2022	2021

Revenues	$1,095,485	$26,897
Cost of revenues	$1,092,155	$25,435
Gross profit (loss)	$3,330	$13,741

Operating expenses
Total operating expenses	$3,961,767	$433,358

Net Income (Loss)	$(3,958,437)	$(419,617)

HIRE RUNNER CO

STATEMENT OF MEMBERS’ CAPITAL

For Year Ending December 31, 2022 and 2021

(Unaudited)

	Member Capital	Retained Earnings	Total Members’ Capital
Balance as of December 31, 2021	$0	$0	$(388,817)
Balance as of December 31, 2022	$0	$(388,817)	$(4,346,504)

HIRE RUNNER CO

STATEMENT OF CASH FLOWS

For Years Ending December 31, 2022 and 2021

(Unaudited)

	2022	2021

Operating Activities
Net Income (Loss)	$(3,958,437)	$(388,817)

Net cash used in operating activities	$(3,684,269)	$(395,969)

Investing Activities
Purchase of equipment	$3,329	$0

Net change in cash from investing activities	$(672,917)	$(90,532)

Financing Activities
Proceeds from issuance of debt	$3,937,459	$494,700
Issuance of common stock, net of offering costs	$0	$0
Members’ contributions, net of distributions	$0	$0

Net change in cash from financing activities	$4,289,561	$554,126

Net change in cash and cash equivalents	$(67,625)	$67,625

Cash and cash equivalents at beginning of period	$67,625	$0

Cash and cash equivalents at end of period	$0	$67,625

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	9,123	$0
Cash paid for income taxes	$0	$0

HIRE RUNNER CO

NOTES TO FINANCIAL STATEMENTS

AS OF APRIL 30, 2023

NOTE 1 – NATURE OF OPERATIONS

Hire Runner Co (which may be referred to as the “Company”, “we,” “us,” or “our”) was registered in California on October 8, 2021. On March 15, 2022, the Company entered into a reincorporation merger in which Hire Runner Co, the California corporation, was merged with a newly formed Hire Runner Co, a Delaware corporation formed on March 15, 2022, with the Delaware corporation as the surviving entity (see Note 8 for further details).

The Company is an agency that provides operational talent in the categories of human resources, operations, consultant, executive assistant, or runners. The Company offers talent from specialist to generalists that meet business’s evolving needs when they need them, as they need them. The Company’s headquarters are in Los Angeles, California. The company began operations in 2021.

Since Inception, the Company has relied on the issuance of Simple Agreements for Future Equity (“SAFEs”) to fund its operations. As of December 31, 2022, the Company had negative working capital and will likely incur additional losses prior to generating positive working capital. During the next twelve months, the Company intends to fund its operations with funding from a crowdfunding campaign (see Note 8), and funds from revenue producing activities, if and when such can be realized. If the Company cannot secure additional short-term capital, it may cease operations. These financial statements and related notes thereto do not include any adjustments that might result from these uncertainties.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America (“US GAAP”). Any reference in these notes to applicable guidance is meant to refer to U.S.

GAAP as found in the Accounting Standards Codification (“ASC”) and Accounting Standards Updates (“ASU”) of the Financial Accounting Standards Board (“FASB”).

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make certain estimates and assumptions that affect the amounts reported in the financial statements and footnotes thereto. Actual results could materially differ from these estimates. It is reasonably possible that changes in estimates will occur in the near term.

Risks and Uncertainties

The Company maintains its cash with a major financial institution located in the United States of America, which it believes to be credit worthy. The Federal Deposit Insurance Corporation insures balances up to $250,000. At times, the Company may maintain balances in excess of the federally insured limits. The Company has not experienced any losses in these accounts.

Concentration of Credit Risk

The Company maintains its cash with a major financial institution located in the United States of America, which it believes to be credit worthy. The Federal Deposit Insurance Corporation insures balances up to $250,000. At times, the Company may maintain balances in excess of the federally insured limits.

Cash and Cash Equivalents

The Company considers short-term, highly liquid investment with original maturities of three months or less at the time of purchase to be cash equivalents. There were no cash equivalents as of December 31, 2022. Cash consists of funds held in the Company’s checking account.

Receivables and Credit Policy

Accounts receivable are comprised of customer obligations. The customer obligations are uncollateralized and typically non-interest bearing. These obligations are due under normal trade terms, usually within 7 to 15 days of invoice. Management individually reviews all accounts receivable balances that exceed 90 days from the invoice date and are based on an assessment of current creditworthiness, estimates the portion, if any, of the balance that will not be collected. As of December 31, 2021, management deemed no allowance for doubtful accounts to be necessary.

Income Taxes

Income taxes are provided for the tax effects of transactions reporting in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the basis of receivables, property and equipment, intangible assets, and accrued expenses for financial and income tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

There is no federal income tax provision for the Company for the year ending December 31, 2022, as it incurred a taxable loss. There was $2,381 in various state income taxes as of December 31, 2022. The Company is taxed as a “C” Corporation.

The Company evaluates its tax positions that have been taken or are expected to be taken on income tax returns to determine if an accrual is necessary for uncertain tax positions. As of December 31, 2022, the unrecognized tax benefits accrual was zero. The Company will recognize future accrued interest and penalties related to unrecognized tax benefits in income tax expense if incurred.

Revenue Recognition

In May 2014, FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606). This new standard replaces all previous accounting guidance on this topic and eliminates all industry-specific guidance. The new revenue recognition guidance provides a unified model to determine how revenue is recognized. The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customer in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In doing so, companies need to use more judgment and make more estimates than under prior guidance. Judgments include identifying performance obligations in the contract, estimating the amount of consideration to include in the transaction price, and allocating the transaction price to each performance obligation.

The Company adopted the requirements of the new guidance as of January 1, 2021. Adoption of the new guidance resulted in no significant changes to the amount or the Company’s accounting policies for revenue recognition, trade and other receivable, contract cost, contract liabilities, and deferred costs.

In determining the appropriate amount of revenue to be recognized as it fulfills its obligations under its agreements, the Company performs the following steps: (i) identify contracts with customers; (ii) identify performance obligations; (iii) determine the transaction price; (iv) allocation of the transaction price to the performance obligations; and (v) recognition of revenue when (or as) the Company satisfies each performance obligation. The Company generates revenues through its runners’ services and annual membership fees. The Company’s payments are generally collected subsequent to services on a Net 7 term. The Company has deferred revenue totaling $1,810 on December 31, 2022 related to annual membership fees which are recognized evenly over the year from sign up date.

Organizational Costs

In accordance with FASB ASC 720, organizational costs, including accounting fees, legal fee, and costs of incorporation, are expensed as incurred.

Advertising

The Company expenses advertising costs as they are incurred.

Costs of Goods Sold

Costs of goods sold consist primarily of costs related to runners’ wages.

Recent Accounting Pronouncements

In February 2019, FASB issued ASU No. 2016-02, Leases, that requires organizations that lease assets, referred to as “lessees”, to recognize on the balance sheet the assets and liabilities for the rights and obligations created by those leases with lease terms of more than 12 months. ASU 2016-02, Leases, will also require disclosures to help investors and other financial statement users better understand the amount, timing, and uncertainty of cash flows arising from leases and will include qualitative and quantitative requirements. The new standard for nonpublic entities will be effective for fiscal years beginning after December 15, 2021, and interim periods within those fiscal years, and early application is permitted. The Company is currently evaluating the effect that the updated standard will have on the financial statements and related disclosures.

In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform (“Topic 848”), which provides optional expedients and exceptions for applying US GAAP to contracts that reference LIBOR if certain criteria are met. The ASU is effective as of March 12, 2020 through December 31, 2022. The Company has evaluated the impact of the adoption of Topic 848 on its financial statements and related disclosures and currently anticipates no impact.

The FASB issues ASUs to amend the authoritative literature in ASC. There have been a number of ASUs to date, including those above, that amend the original text of ASC. Management believes that those issued to date either (i) provide supplemental guidance, (ii) are technical corrections, (iii) are not applicable to us or (iv) are not expected to have a significant impact our financial statements.

NOTE 3 – DUE FROM RELATED PARTIES

To assist with operations when operations first began the Company utilized the Stripe payment processing account of the founder’s other business. As of December 31, 2022 the balance due from related parties was $19,437.

NOTE 4 – EQUITY

Common Stock

The Company authorized 1,000,000 shares of common stock at $0.001 par value As of December 31, 2022, the Company had 750,000 shares of common stock issued and outstanding.

Additional Paid-in Capital – SAFEs

Crowdfunded Offering

In 2022, the Company offered through the Regulation CF offering (the “Crowdfunded Offering”) $383,48 in Simple Agreements for Future Equity (SAFEs).

SAFEs

In 2022, the Company also issued Simple Agreements for Future Equity (“SAFEs”) totaling $2,419,806. The SAFEs are automatically convertible into Safe Preferred Stock on the completion of an equity financing. The SAFEs have a conversion price is the lesser of 80% of the price per share of Stock received by the Company in an equity financing or the price per share equal to the quotient of a pre-money valuation of $20,000,000 divided by the aggregate number of shares of the Company’s common stock outstanding immediately prior to the initial closing of an equity financing assuming full conversion or exercise of outstanding stock options and Notes.

Including the Crowdfunded Offering, in 2022 the Company issued a total of $2,803,290 in SAFEs.

NOTE 5 – COMMITMENTS AND CONTINGENCIES

Contingencies

The Company is not currently involved with and does not know of any pending or threatening litigation against the Company as of December 31, 2022.

NOTE 6 – RISKS AND UNCERTAINTIES

COVID-19

In January 2020, the World Health Organization declared the outbreak of a novel coronavirus (COVID-19) as a “Public Health Emergency of International Concern,” which continues to adversely impact global commercial activity and contributes to significant declines and volatility in financial markets. The coronavirus outbreak and government responses created disruption in global supply chains and adversely impacted many industries. The outbreak has had a continued material adverse impact on economic and market conditions and triggered a period of global economic slowdown. The rapid development and fluidity of this situation and the resulting global economic slowdown precludes any prediction as to the ultimate material adverse impact of the coronavirus outbreak. Nevertheless, the outbreak presents uncertainty and risk with respect to the Company, its performance, and its financial results.

NOTE 7 – GOING CONCERN

These financial statements are prepared on a going concern basis. The Company began operation in 2021 and incurred a loss since inception. The Company’s ability to continue is dependent upon management’s plan to raise additional funds and achieve profitable operations. The financial statements do not include any adjustments that might be necessary if the Company is not able to continue as a going concern.

NOTE 8 – SUBSEQUENT EVENTS

Management’s Evaluation

The company determined it necessary to layoff the majority of our staff in Q4 2022 and pivot to a more automated marketplace model.

CERTIFICATION

I, Arlan Hamilton, Manager of Hire Runner Co, certify that the financial statements of Hire Runner Co included in this Form C-AR are true and complete in all material respects.

Dated: April 30, 2023	/s/Arlan Hamilton
Arlan Hamilton CEO